EXHIBIT 10.29

                                 REVOLVING NOTE
$3,091,352.00                                                     Miami, Florida
                                                              September 18, 1997

         1. Payment. FOR VALUE RECEIVED, New M-Tech Corporation ("Newtech") hereby promises to pay on demand, at any time, on or after December 31, 1997; to the order of Windmere Corporation ("Windmere") the principal sum of THREE MILLION NINETY ONE THOUSAND AND THREE HUNDRED FIFTY TWO do11ars ($3, 091,352), or, if less, the aggregate unpaid principal amount of the Loans pursuant to amounts drawn down by or on behalf of Newtech under the following letters of credit opened by Windmere on behalf of Newtech: Letters of Credit Nos. IM36188, Issue Date 15 August 97; IM36186, Issue Date 15 August 97; IM36l93, Issue Date 15 August 97; IM36190, Issue Date 15 August 97, Issuing Bank: NationsBank, N.A. for each, and to per interest at the Prime Rate (as hereinafter defined) plus 20% per annum (calculated on the basis of a 365-day year and actual days elapsed) on the outstanding principal amount from time to time outstanding from the date of each draw down under each of the above-referenced Letters of Credit to the date of payment of this Note. Upon the occurrence and during the continuation of an Event of Default (as defined below), the principal amount then outstanding shall, without limiting the rights of Windmere hereunder, bear interest at a rate per annum which is equal to the lesser of (i) 5% over the rate which would otherwise be applicable thereto, or (ii) the highest amount permitted by law. Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to Windmere at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467. The payment of the principal hereof and interest thereon is subject to the subordination provisions set forth below. The "Prime Rate" shall mean the rate of interest established, announced or published by NationsBank on the last business day preceding the first day of any calendar month as its prime rate, reference rate or comparable or equivalent rate for loans made in Miami, Florida.

         2. Events of Default. Notwithstanding the maturity date for the demand set forth above, the maturity of this Note may be accelerated by Windmere upon the occurrence of any of the following events ("Events of Default"):

         a) Nonpayment of principal or interest hereunder when and as the same shall become due hereunder; or (b) Newtech enters into any merger, consolidation, reorganization, or liquidates, winds up, or dissolves itself (or suffers any liquidation or dissolution), or conveys, sells, assigns, leases, transfers, or otherwise disposes of, in one transaction or a series of transactions, substantially all of its business, property or assets, whether now owned or hereafter acquired, other than a merger in which Newtech is the surviving entity; or

         (b) Newtech enters into any merger, consolidation, reorganization, or liquidates, winds up, or dissolves itself (or suffers any liquidation or dissolution), or conveys, sells, assigns, leases, transfers, or otherwise disposes of, in one transaction or a series of transactions, substantially all of its business, property or assets, whether now owned or hereafter acquired, other than a merger in which Newtech is the surviving entity; or




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         (c)      Voluntary or involuntary bankruptcy, reorganization,
                  insolvency, arrangement, receivership or similar proceedings are commenced by or against Newtech, and such proceedings continue undismissed for 60 days; or

         (d) One or more final judgments (for which no appeal may be taken) for the payment of money in excess of $1,000,000 in the aggregate are outstanding against Newtech or against any of its property or assets, and any such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

         (e) Newtech fails to pay principal, interest or premium with respect to any Indebtedness of Newtech in an aggregate principal amount greater than $500,000 or fails to perform, observe or fulfill any term or covenant contained in any agreement or instrument under or pursuant to which any such indebtedness may have been issued, created, assumed, guaranteed or secured by Newtech, and such default continues beyond the period of grace, if any, specified therein and permits the holder of such indebtedness to accelerate the maturity thereof.

         Windmere shall provide notice in writing to Newtech of an Event of Default and Newtech shall have fifteen (15) days from the receipt of such notice to cure the Event of Default. No acceleration of the Note shall occur during such period or if the Event of Default has been cured during such period.

         3. Subordination. Payments under this Note are subordinated to repayment of all Senior Indebtedness (as defined in the next sentence), but only to the extent and in the manner provided in this Section 3. "Senior Indebtedness" shall mean all indebtedness owed by Newtech and Newtech (Hong
Kong) Limited to Bank Leumi.

         (a) Upon any payment or distribution of the assets of Newtech and Newtech (Hong Kong), whether in cash, property or securities, from any source whatsoever, to creditors upon any dissolution, winding-up, total or partial liquidation, reorganization, composition, arrangement, or adjustment of Newtech or Newtech (Hong Kong) or their securities (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Newtech or Newtech Hong Kong) or otherwise), Bank Leumi shall be entitled to receive payment in full in cash of all amounts due or to become due in respect of the Senior Indebtedness before any payment is made on account of or applied on this Note.

         (b) For a period commencing on the business day following the day Newtech or Newtech (Hong Kong) received from Bank Leumi notice that an "Event of Default" (as defined in the Bank Leumi Facility) has occurred and ending on the date on which the Event of Default has been cured (a "Payment Blockage Period"), no payment shall be made to Windmere pursuant to this Note.

                                       2

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         (c)      Windmere or and subsequent holder of this Note, by its
                  acceptance of this Note, agrees that during any Payment Blockage Period, it will not ask, demand, sue for, take or receive from Newtech, by set-off or in any other manner, any money which may now or hereafter be owing by Newtech under this Note,

         4. Set-Off. Subject to the provisions of Section 3, which subordinates payments hereunder to the Senior Indebtedness, in the event that Newtech fails to pay any amounts due under this Note, Windmere shall be entitled to offset any such amounts by reduction of a like amount of outstanding principal under either or both of the Windmere Corporation 8% Promissory Note in the amount of $3 million dated April 16, 1996 payable to Newtech or the Windmere Corporation 8% Promissory Note in the amount of $2 million dated April 16, 1996 payable to Newtech (collectively "the Windmere Notes"), so that each such offset shall Operate as a payment or prepayment of the Windmere Notes, provided, however, that Windmere shall not be entitled to any such offset unless and until the pledge of the Windmere Notes in connection with the Credit Agreement and Security Agreement, dated as of July 23, 1997, as amended, by and between Newtech, Newtech (Hong Kong) and Bank Leumi Le-Israel B.M., Comerica and National Bank of Canada ("Bank Leumi Facility") has been fully satisfied. Further, Newtech agrees that it shall not pledge the Windmere Notes to any additional party other than the existing pledge under the Bank Leumi Facility, or undertake any action to impair Windmere's right to offset under this Section 4.

         5. Prepayment. This Note may be prepaid at any time without penalty or premium.

         6. Assignment. This Note may be assigned or pledged by Windmere to any person or entity. This Note may not be assigned by Newtech.

         7. Amendment Waiver. No failure or delay on the part of the holder of this Note to exercise any power or right under this Note shall operate as a waiver of such power or right or preclude other or further exercise thereof or the exercise of any subsequent condition or obligation. Newtech hereby waives diligence, presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note.

         8. Governing Law; Legal Fees. This Note shall be governed by and construed in accordance with the laws of the State of Florida, and Newtech agrees to pay the reasonable legal fees and disbursements of counsel in connection with the enforcement of this Note.

                                     NEW M-TECH CORPORATION



                                     By: /S/ LEONOR SCHUCK
                                         ---------------------------------------
                                     Title:   VICE PRESIDENT, FINANCE
                                     Address: 16550 NW 10th AVE, MIAMI, FL 33169

                                       3

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                   OUT-OF-STATE CLOSING AFFIDAVIT (BORROWERS)

STATE OF MICHIGAN         )
                          ) SS:
CITY OF TROY              )

         BEFORE ME, the undersigned authority personally appeared Leonor Schuck, who, by me being first duly sworn, deposes and says that:

         1. She is Vice President of Finance and Chief Financial Officer of New M-Tech Corporation, a Florida corporation, (the "Borrower").

         2. The Borrower is a party to the revolving note in favor of Windmere Corporation ("Windmere") listed on Schedule "A" hereto (the "Credit Document").

         3. The Credit Document has been signed by the Borrower in the City of Troy, all in the presence of KITTY R. DIXON, a notary public of the State of Michigan.

         4. She is familiar with the nature of an oath and with the penalties which are provided by law for falsely swearing to statements made in an instrument of this nature.

FURTHER AFFIANT SAYETH NOT.
                                        LEONOR K. SCHUCK
                                        ---------------------------------
                                        Leonor E. Schuck



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         The Foregoing Affidavit was acknowledged, sworn to and subscribed before me, by the undersigned authority, duly authorized to administer oaths and take acknowledgments, by Leonor Schuck, as Vice President of Finance and Chief Financial Officer of New M-Tech Corporation, a Florida corporation, on behalf of the corporation. She is personally known to me or has produced the following type of identification FLORIDA DRIVERS LICENSE.


                                        KITTY R. DIXON
                                        -----------------------------------
                                        Notary Public
                                        State of Michigan
                                        Print Name: Kitty R. Dixon

           My commission expires 07-12-00                    (SEAL)

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                                  SCHEDULE "A"

         1.       Revolving Note in the principal amount of $3,091,352.00.